EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference of the report of Caturano and Company, Inc. dated September 17, 2010, relating to the financial statements of Boston Therapeutics, Inc. (formerly Avanyx Therapeutics, Inc.) as of December 31, 2009 and for the period from inception (August 24, 2009) to December 31, 2009 (which report expresses an unqualified opinion and include an explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern) in this Registration Statement on Form S-8.

Caturano and Company, Inc.

Boston, Massachusetts
October 4, 2011